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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FLYi, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-41800, 333-66265, 333-15795 and 333-67492) on Form S-8 and in the registration statement (No. 333-115818) on Form S-3 of FLYi, Inc. of our report dated March 25, 2005, with respect to the consolidated balance sheets of FLYi, Inc. as of December 31, 2003 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of FLYi, Inc.

KPMG LLP
McLean, VA
March 25, 2005

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Exhibit 23.1